AMENDED AND RESTATED

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

This Agreement is entered into as of April 3, 2017, by and between AIG Capital Services, Inc., a Delaware corporation (“ACS”), and SunAmerica Series, Inc., a Maryland corporation (the “Corporation”), on behalf of the series of the Portfolios set forth on Schedule A (each a “Portfolio” and collectively, the “Portfolios”).

WHEREAS, the Corporation is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and offers shares of beneficial interests (“Shares”) in multiple series, each series having its own investment objective and investment policies and issuing Shares in multiple classes (“Classes”);

WHEREAS, Class W Shares of the Portfolios are sold exclusively through advisory fee-based wrap programs sponsored by certain financial intermediaries (“Wrap Programs”);

WHEREAS, ACS desires to provide, or arrange, at its own expense, for the provision of certain administrative, recordkeeping and shareholder services to the Wrap Programs and their shareholders in connection with their investments in Class W Shares of the Portfolios;

WHEREAS, the services to be provided directly or indirectly by ACS hereunder will benefit the Portfolios by relieving them of the expense it would incur if such services were to be provided by the Portfolios; and

WHEREAS, the Corporation desires that ACS provide or arrange for the provision of such services.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT; DUTIES OF THE PARTIES

1.01.	Shareholder Services. ACS shall perform or arrange for the provision of the administrative, recordkeeping and shareholder services (the “Shareholder Services”) described in Schedule B attached hereto, as such Schedule B may be amended from time to time with the mutual consent of the parties hereto, with respect to Class W Shares of the Portfolios purchased, held or redeemed by a Wrap Program. ACS and any person(s) with whom it contracts for the provision of such services shall perform the Shareholder Services as an independent contractor and not as an employee or agent of the Corporation or the Portfolios.

1.02.	Equipment. ACS shall maintain adequate offices, personnel, computers and other equipment necessary to perform or arrange for the provision of the Shareholder Services. ACS shall notify a Portfolio or its agent promptly in the event that ACS becomes unable for any reason to perform or arrange for the provision of the Shareholder Services, or any other of its obligations under this Agreement.

1.03.	Confidentiality of Information. The parties hereto agree that all books, records, information, computer programs and data pertaining to the business of any other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be permitted hereunder or may be required by law. This provision shall not apply to information lawfully in the possession of a party prior to the term hereof that has been lawfully obtained from other sources or independently developed by a party without reference to or reliance on information obtained from any other party hereto. This provision shall survive the termination of this Agreement.

1.04.	Compliance with Law. The parties hereto shall at all times comply with all applicable federal and state laws and regulations thereunder, including the rules of any self regulatory organization, in connection with the performance of each of the parties responsibilities under this Agreement.

1.05.	No Impairment of Corporation’s Authority. No provision of this Agreement shall limit in any way the authority of the Corporation to take such action as it deems appropriate in connection with matters relating to the operation of the Portfolios and the sale of Shares.

1.06.	Authority of ACS. ACS acknowledges that it is not authorized by the Corporation or the Portfolios to register the transfer of Shares or to transfer record ownership of Shares, and that only the Corporation or its agent is authorized to perform such activities.

2.	COMPENSATION

2.01.	Expenses. ACS shall bear all expenses arising out of the performance of the Shareholder Services. ACS shall not receive (nor shall any agent of ACS receive) from the Corporation or the Portfolios (or from any affiliate of the Corporation) any monetary compensation or reimbursement for such expenses.

2.02.	Corporation’s and Portfolios’ Expenses. The Corporation shall bear all the expenses of the Portfolios hereunder and shall not receive (nor shall any agent of the Corporation receive) from ACS any monetary compensation or reimbursement for such expenses.

2.03.	Fees. In consideration of ACS’s performance or arrangement of the performance of the Shareholder Services, the Corporation, from the assets of each Portfolio, severally and not jointly, shall pay either ACS the fees (the “Fees”) described in Schedule C attached hereto, as such Schedule C may be amended from time to time with the mutual consent of ACS and the applicable Portfolio.

2.04.	Calculation and Payment of Fees. The Fees shall be calculated in the manner described in Schedule C hereto and shall be due each calendar month from the Corporation on behalf of each Portfolio. The Corporation shall make a payment of Fees for a calendar month within thirty (30) days after the last day of such month. ACS shall have sixty (60) days following receipt of the payment to verify the amount of the payment and after such time the amount will be considered final.

3.	REPRESENTATIONS AND WARRANTIES

3.01.	ACS Representations. ACS represents and warrants to the Corporation and the Portfolios that:

(a)	it is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware;

(b)	it has full power and authority under applicable law to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business;

(c)	it maintains and knows of no reason why it cannot or will not, during the term hereof, maintain, or arrange for the maintenance of, adequate offices, personnel, procedures, computers and other equipment necessary to perform the Shareholder Services contemplated by this Agreement; and

(d)	its entering into and performing this Agreement are duly authorized by any necessary corporate actions and will not violate any provision of applicable law or regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which it is bound.

3.02.	Corporation’s Representations. The Corporation represents on its own behalf, and for each Portfolio, and warrants to ACS that the entering into and the performing of this Agreement by the Corporation are duly authorized and will not violate any provision of applicable law, regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which the Corporation and the Portfolios are bound.

4.	INDEMNIFICATION

4.01.	By The Corporation. The Corporation, on behalf of the Portfolios, shall indemnify and hold ACS (including any affiliate of ACS), and the Directors, officers and employees of ACS, harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (“Losses”) arising out of or attributable to:

(a)	the Corporation’s, its agent’s, or a Portfolio’s refusal or failure to comply with the provisions of this Agreement or applicable law;

(b)	the bad faith, negligence or willful misconduct of the Corporation, its agent, or Portfolio; or

(c)	the breach of any representation or warranty of the Corporation on behalf of itself or the Portfolio hereunder, in each case except to the extent such Losses arise out of or are attributable to another party’s breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

4.02.	By ACS. ACS shall indemnify and hold the Corporation, each affiliate of the Corporation, the Portfolios, and the Directors, officers and employees of the Corporation and each harmless from and against any and all Losses arising out of or attributable to:

(a)	ACS’s or its agent’s refusal or failure to comply with the provisions of this Agreement or applicable law or with instructions properly given hereunder;

(b)	ACS’s or its agent’s performance of or failure to perform the Shareholder Services;

(c)	the bad faith, negligence or willful misconduct of ACS or its agent;

(d)	ACS’s or its agent’s furnishing to any Wrap Program any materially inaccurate, misleading or untimely information regarding a Portfolio or the Shares through no fault of the Corporation, its agent, or the Portfolio; or

(e)	the breach of any representation or warranty of ACS hereunder, in each case except to the extent such Losses arise out of or are attributable to another party’s breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

4.03.	Acts of God. In the event that a party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage beyond its reasonable control, or other causes beyond its reasonable control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes.

4.04.	No Consequential Damages. No party to this agreement shall be liable to any other party for consequential damages under any provision of this Agreement.

4.05.	Claim Procedure. In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which any party (the “Indemnitor”) may be required to indemnify another party (the “Indemnitee”), the Indemnitee shall promptly notify the Indemnitor of such assertion or loss, and shall keep the Indemnitor advised with respect to all developments concerning any such claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of any such claim. In the event that there is more than one Indemnitor with respect to any such claim, the Indemnitors shall agree as to their exercise of this option. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor’s prior written consent. The obligations of the Corporation and ACS under this Section 4 shall survive the termination of this Agreement.

5.	ACKNOWLEDGMENTS

5.01.	Fees Solely for Non-Distribution Services. The parties hereto acknowledge that the Fees are for administrative, recordkeeping and shareholder services only and do not constitute payment in any manner for distribution services and such services are not intended to be performed nor will they be performed in order to result in the sales of Shares. The parties acknowledge that the provision of such services and any other actions of ACS related to a Portfolio and not specifically authorized herein are outside the scope of this Agreement.

5.02.	Supervision. The Corporation and ACS acknowledge that neither the Corporation nor the Portfolios undertakes to supervise ACS or an agent of ACS in the performance of the Shareholder Services; that neither the Corporation nor the Portfolios shall be responsible for the performance of the Shareholder Services by ACS or its agent(s); that neither the Corporation nor Portfolio shall be responsible for the accuracy of the records maintained for the Wrap Programs; and that neither the Corporation nor the Portfolios shall be responsible for the performance of other functions by ACS or its agent(s) for the Wrap Programs and their shareholders.

5.03.	Agents of ACS. The parties hereto acknowledge that ACS may in its sole discretion, from time to time, employ, appoint, subcontract with or otherwise associate itself with, entirely at its expense, such persons as ACS believes to be particularly fitted to perform, or assist in its performance of, its duties under this Agreement, including financial intermediaries whose customers are shareholders of the Class W Shares of a Portfolio through the Wrap Programs. To the extent agents of ACS perform services under this Agreement that are the responsibility of ACS, ACS shall be responsible for, and assume all liability for (including any obligation for indemnification as provided in Sections 4.01 or 4.02 hereof, as applicable), the actions and inaction of such agents as if such services had been provided by ACS.

6.	AMENDMENT AND TERMINATION OF AGREEMENT

6.01.	Amendment. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by all the parties affected thereby.

6.02.	Termination Without Cause. This Agreement may be terminated by either party upon ninety (90) days written notice to the other party entitled to receipt thereof.

6.03.	Termination by Corporation for Cause. This Agreement may be terminated by the Corporation with respect to a Portfolio immediately upon notice to the other party in the event that (a) ACS becomes unable for any reason to perform the services contemplated by this Agreement, or (b) the performance by ACS of the services contemplated by this Agreement becomes in the Corporation’s reasonable judgment unlawful or becomes unacceptable to the Corporation.

6.04.	Termination Procedures. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. The provision shall survive the termination of this Agreement.

7.	ASSIGNMENT AND DELEGATION

7.01.	Assignment and Delegation. Except as otherwise provided herein, neither the Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

7.02.	Successors. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.	NOTICES

Notices hereunder shall be in writing, shall be signed by an authorized officer, and shall be deemed to have been duly given if delivered personally, sent by certified mail (return receipt requested), or sent by facsimile machine in accordance with procedures established by agreement of the Corporation and ACS, and if it is addressed to a party either at its address below or at a changed address specified by it in a notice to the other parties hereto:

SUNAMERICA SERIES, INC.

Harborside 5,

185 Hudson Street, Suite 3300

Jersey City, NJ 07311

AIG CAPITAL SERVICES, INC.

Harborside 5,

185 Hudson Street, Suite 3300

Jersey City, NJ 07311

9.	MISCELLANEOUS

9.01.	Maryland Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles.

9.02.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. All exhibits and schedules hereto, as amended from time to time, are incorporated herein and made a part hereof. References herein to exhibits and schedules refer to such exhibits and schedules as so amended. Nothing contained in this Agreement is intended to convey rights to any third parties, such as Wrap Program sponsors or shareholders.

9.03.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original document and all of which together shall be deemed one and the same instrument.

9.04.	Limitation of Liability of the Corporation, Directors and Shareholders. This Agreement is executed on behalf of the Corporation by an officer of the Corporation as an officer and not individually and that the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Corporation individually, but are binding only upon the assets and property of the relevant Corporation.

9.05.	Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.06.	Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SUNAMERICA SERIES, INC.

By:	/s/ John T. Genoy
Name:	John T. Genoy
Title:	President

AIG CAPITAL SERVICES, INC.

By:	/s/ James Nichols
Name:	James Nichols
Title:	President

Schedule A

AIG Focused Dividend Strategy Fund

AIG Strategic Value Fund

Schedule B

Shareholder Services

ACS, or its agent, shall provide to shareholders of the Class W Shares of the certain administrative, recordkeeping and Shareholder Services including, without limitation:

1. Maintenance of records;

2. Providing customers with periodic statements showing their Portfolio holdings;

3. Aggregating and processing customer purchase, exchange and redemption orders and providing sub-accounting services;

4. Processing dividend payments;

5. Forwarding shareholder communications such as proxies, shareholder reports, dividend and tax notices and updating prospectuses;

6. Receiving, tabulating and transmitting proxies executed by beneficial owners;

7. Responding to customer inquiries; and

8. Providing information on customers’ investments.

Schedule C

Shareholder Services Fees

The Corporation, on behalf of each Portfolio, will pay ACS a monthly fee at an annualized rate of .15% (15 basis points) of the average daily net assets of the Portfolio attributable to Class W Shares. If ACS begins or ceases to perform Shareholder Services during the month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.